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                               KINETIC VENTURES, LTD.
                        1095 West Pender Street - Suite 850
                    Vancouver, British Columbia, Canada  V6E 2M6


                               For Immediate Release
                                  November 9, 1998

                          Kinetic Ventures, Ltd. Announces
                     Agreement to Acquire i5ive Communications


     Vancouver, British Columbia, Canada. November 9, 1998. Kinetic Ventures Ltd. (OTC) announced today that it has entered into a share purchase agreement pursuant to which it will purchase all of the issued and outstanding common shares of i5ive communications inc., a British Columbia corporation, with its principal office in Vancouver, British Columbia, Canada.

     ifive is an Internet media company engaged in the creation, operation and maintenance of a World Wide Web based resource and guide, named SUITE 101.COM, to enable communities of persons with similar interests to locate on the Web the best content and information relating to their area of interest. This content and information is maintained and updated through the use of volunteer editors engaged in continually reviewing, compiling, organizing, expanding and indexing the material within their area of interest. The service, which is free to users, also enables the publication and communication by users of information relating to their areas of interest. i5ive was organized under the laws of British Columbia on April 19, 1996. i5ive's revenues to date have been insignificant and it has incurred losses from its operations since inception. i5ive intends to realize revenues primarily through the sale of advertising.

     Under the terms of the Agreement, the purchase price for the shares of i5ive will be the issuance of 3,405,622 shares of Common Stock (after reflecting a 1-for-6 reverse stock split of the Company's outstanding shares (the "Reverse Stock Split") and the sum of approximately US $65,000 (Cdn$100,000) deposited with i5ive on execution of the Agreement to be applied towards the purchase price.

     The closing of the sale to the Company of the i5ive shares by the sellers is subject to the fulfillment of a number of conditions, including, among others, the completion of a private sale of securities by the Company resulting in the Company having working capital and net assets of not less than US$3.0 million as of the closing date, the filing of a Certificate of Amendment to the Company's Certificate of Incorporation both changing its name to one approved by i5ive and effectuating the



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Reverse Stock Split, the resignation of the Company's existing three
Directors and the election of Peter L. Bradshaw, President and a Director of i5ive, Julie M. Bradshaw, Secretary and a Director of i5ive, and Sunny H. Hirai, Chief Financial Officer and Director of i5ive, or their nominees, as the three members of the Company's Board of Directors, the acquisition by certain management employees of i5ive and by an existing shareholder of i5ive of an aggregate of 2.5 million shares of the Company's currently issued and outstanding Common Stock, and quotations for the Company's Common Stock having appeared on the OTC Bulletin Board for a least five consecutive trading days prior to the closing. The amendment of the Company's Certificate of Incorporation to change the Company's name and to effect the Reverse Stock Split was approved by the Company's stockholders at a meeting held on July 14, 1998.

     The closing of the transaction by the Company is also subject to the fulfillment of certain other conditions. The closing of the transaction is to occur on or before January 29, 1999.

     This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities and operating performance of the Company and its acquisition of i5ive. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities or performance and involve risks and uncertainties, and that the Company's future business activities may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the inability of the Company to raise additional capital and its inability and the inability of i5ive to fulfill the conditions necessary to complete the acquisition of i5ive by the Company. Additional important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.

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